Exhibit 99.1

ARGAN, INC. ANNOUNCES INCREASE TO SHARE REPURCHASE PROGRAM,

DECLARES REGULAR QUARTERLY CASH DIVIDEND OF $0.375 PER COMMON SHARE

April 10, 2025 – ARLINGTON, VA – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announces that its Board of Directors (the “Board”) approved an increase to the Company’s existing share repurchase program from $125 million to $150 million and declared a regular quarterly cash dividend in the amount of $0.375 per common share, payable on April 30, 2025 to stockholders of record at the close of business on April 22, 2025.

“Expanding our share repurchase program reflects the Board’s confidence in Argan’s ability to drive long-term growth and reinforces our commitment to delivering long-term value to shareholders,” said David Watson, President and Chief Executive Officer of Argan. “We're also pleased to announce a regular quarterly cash dividend of $0.375 per common share.

“Earlier this week we announced that our subsidiary Gemma Power Systems received a notice to proceed on its previously announced engineering, procurement and construction services contract with Sandow Lakes Energy Company, LLC for a 1.2 GW ultra-efficient natural gas-fired power plant that is expected to begin this summer. We are energized by our record backlog and the strong pipeline of opportunities we are seeing now and in future years.  We believe our well-recognized capabilities and track record of success leave us well-positioned as our industry gears up to build the high-quality energy assets needed to address the growing demand for reliable 24/7 power.”

About Argan

Argan’s primary business is providing a full range of construction and related services to the power industry. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, maintenance, project development and technical consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated industrial construction, fabrication and plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Safe Harbor Statement

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, and the Company’s ability to successfully complete the projects that it obtains. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact:
David Watson
301.315.0027 Investor Relations Contacts: John Nesbett/Jennifer Belodeau IMS Investor Relations 203.972.9200
argan@imsinvestorrelations.com